Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152700

Prospectus Supplement No. 11 to

Prospectus Dated August 12, 2011

Tree.com, Inc.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement no. 11 supplements and amends information in the prospectus dated August 12, 2011 (the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Report on Form 8-K dated and filed February 3, 2012 (other than the portions of such documents, if any, furnished to the Securities and Exchange Commission but not deemed to have been “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended).

As indicated under “Risk Factors” on page 4 of the Prospectus, in reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks beginning on page 4 of the Prospectus and in any prospectus supplements to the Prospectus dated prior to the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

This date of this prospectus supplement is February 3, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2012

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On January 31, 2012, Tree.com, Inc., through its subsidiary Home Loan Center, Inc. (“HLC”) entered into an amendment to its existing warehouse line of credit with Citibank, N.A.   The amendment extends the termination date for the facility to February 17, 2012, subject to certain provisions for earlier termination.   Citibank, N.A., or its affiliates, has also participated as a secondary market investor by purchasing consumer loans from HLC from time to time.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 3, 2012

TREE.COM, INC.

By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer

3